                                                                  Exhibit (a)(7)


                         Form of Summary Advertisement
                             dated June 25, 1999.

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) any holders of Shares in such state. In any jurisdiction whose securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of the Purchaser by or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                            Durakon Industries, Inc.

                                       at

                              $16.00 Net Per Share

                                       by

                             LPIV Acquisition Corp.
                          a wholly owned subsidiary of

                          Littlejohn Partners IV, L.P.

         LPIV Acquisition Corp., a Michigan corporation (the "Purchaser") and a wholly owned subsidiary of Littlejohn Partners IV, L.P., a Delaware limited partnership (the "Parent"), is offering to purchase all issued and outstanding shares of common stock, without par value (the "Shares"), of Durakon Industries, Inc., a Michigan corporation (the "Company"), at $16.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON FRIDAY, JULY 23, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least 90% of the outstanding Shares at the time of acceptance for payment (the "Minimum Tender Condition").

         The Board of Directors of the Company has unanimously approved and found advisable the Merger Agreement, the Offer and the Merger, unanimously determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company, and unanimously recommends that the shareholders of the Company accept the Offer and tender their Shares.

         The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 17, 1999 (the "Merger Agreement") among the Parent, the Purchaser and the Company. Following the satisfaction or waiver of certain conditions, including approval by shareholders of the Company, if such approval is required by applicable law, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of the Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by the Company or by the Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of the Parent or the Company) will be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in the Offer to Purchase.

         In the event the Purchaser acquires 90% or more of the outstanding Shares at the time of acceptance for payment pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Michigan Business Corporation Act ("MBCA"), without prior notice to, or any action by, any other shareholder of the Company. In such event, the Purchaser is required to effect the Merger without prior notice to, or any action by, any other shareholder of the Company, promptly after its acceptance for payment of Shares tendered into the Offer. In the Merger Agreement, the Parent, the Purchaser and the Company have agreed that the Purchaser may extend the Offer for one or more periods not to exceed 30 days in the aggregate without the prior written consent of the Company. If immediately after the expiration of the Offer at least a majority of the outstanding Shares on a fully-diluted basis have been tendered in the Offer and not withdrawn, but the Minimum Tender Condition has not been satisfied, then the parties have agreed that the Purchaser will not purchase any Shares pursuant to the Offer and, instead, the Company will promptly convene a special meeting of the shareholders of the Company for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. The Company has agreed, as soon as practicable after the execution of the Merger Agreement, to file a proxy statement relating to the Merger with the Securities and Exchange Commission (the "Commission").

         The Purchaser and the Parent have entered into Stock Tender and Voting Agreements each dated as of June 17, 1999 (the "Shareholder Agreements") with certain shareholders of the Company (the "Shareholders"), including all of its directors, who own 1,971,286 outstanding Shares in the aggregate on the date of the Merger Agreement, representing approximately 32% of the outstanding Shares on the date of the Merger Agreement. Under the Shareholder Agreements, each Shareholder agreed, among other things, to validly tender the Shares beneficially owned by it, as well as any Shares subsequently acquired by it. In addition, each Shareholder agreed to vote its Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, and agreed to vote against (a) any action or agreement that would result in a breach of any covenant or any representation or warranty or any other obligation or agreement of the Company under or pursuant to the Merger Agreement and (b) any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer. Each Shareholder also agreed, without limiting the foregoing, to consult with the Parent and vote all Shares beneficially owned by it in such manner as is determined by the Parent to be in compliance with the provisions of the Shareholder Agreements. Pursuant to the Shareholder Agreements, each Shareholder has delivered to the Parent, contemporaneously with the execution of its Shareholder Agreement, an irrevocable proxy pursuant to which each Shareholder irrevocably appointed Angus
C. Littlejohn, Jr., Michael I. Klein and Littlejohn Partners IV, L.P. as its proxies and attorneys-in-fact to exercise the proxy to vote the Shares in the foregoing manner at any time until the earlier to occur of the valid termination of the Merger Agreement or the Effective Time. The Shareholder Agreements are more fully described in the Offer to Purchase.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay, as promptly as practicable after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with
Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, July 23, 1999, unless and until (i) the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), or (ii) the Purchaser and the Company, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, or by the Purchaser and the Company, shall expire.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to BankBoston, N.A. (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

         In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

         Subject to the Merger Agreement, including the restrictions discussed below, and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any of the conditions to the Merger set forth in the Merger Agreement have occurred or been determined by the Purchaser to have occurred, to (a) subject to the limitation described below, extend the period of time during which the Offer is open, and thereby delay acceptance for payment of any Shares, by giving oral or written notice of such extension and delay to the Depositary, or (b) waive any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. In the Merger Agreement, the Parent, the Purchaser and the Company have agreed that the Purchaser may extend the Offer for one or more periods not to exceed 30 days in the aggregate without the prior written consent of the Company. In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the express written consent of the Company, (i) reduce the maximum number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the conditions to the Merger set forth in the Merger Agreement, (iv) extend the Offer, except as provided above, or (v) change the form of consideration payable in the Offer.

         The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15 of the Offer to Purchase. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement, such announcement to be issued no later than the earlier of (i) 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, or (ii) the first opening of the Nasdaq National Market of the Nasdaq Stock Market on the next business day after the previously scheduled Expiration Date. If the Offer is extended, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described below and in the Offer to Purchase.

         Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 23, 1999. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry delivery set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, the Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification

         The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

         Questions and requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent at the address and telephone numbers listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

       [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC. APPEARS HERE]

                                Wall Street Plaza
                            New York, New York 10005
                  Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll Free (800) 223-2064

June  25, 1999